Exhibit 5

November 3, 2006

Papa John’s International, Inc.

2002 Papa Johns Boulevard

Louisville, Kentucky 40299

Ladies and Gentlemen:

We have acted as legal counsel to Papa John’s International, Inc. a Delaware corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering an aggregate of 165,570 shares of Common Stock, $ .01 per share (the “Common Stock”) to be issued by the Company from time to time pursuant to the Restated Nonqualified Stock Option Agreement dated January 31, 2005, between the Company and Nigel Travis (“Agreement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of the Regulation S-K under the Act.

We have examined and are familiar with the Amended and Restated Certificate of Incorporation, as amended, and By-Laws of the Company, and the various corporate records and proceedings relating to the Company and the proposed issuance of the Common Stock.  We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

Based upon and in reliance upon the foregoing, it is our opinion that the Common Stock has been duly authorized and, when issued and paid for in accordance with the terms of the Registration Statement and the Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ greenebaum doll & mcdonald pllc

Greenebaum Doll & McDonald PLLC